FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

DORATO RESOURCES INC. (the “Issuer”)

Suite 1920 – 1188 West Georgia Street

Vancouver, B.C. V6E 4A2

Item 2.	Date of Material Change

December 10, 2009

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is December 10, 2009.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer announces that a drill permit has been issued to Minera Afrodita and a 5,000 metre drilling program is planned for the Taricori Gold Zone, northern Peru.

Item 5.	Full Description of Material Change

The Issuer reports that a drill permit has been issued to Minera Afrodita.  With the permit now received, a 5,000-metre drilling program is planned on the highly prospective Taricori Gold Zone on the Condor Gold-Copper Belt in northern Peru.  The Issuer has the right to acquire 100% of Minera Afrodita.

Taricori Gold Project Drilling

The Taricori Gold Zone is centred on historic informal mine workings, where channel sampling of veins in production adits (210 samples) has returned average grades of 11.45 g/t gold and 130.46g/t silver, 3.92% zinc and 1.26 % lead. The grade of the material that was historically mined out is unknown.  Approximately 2.6 kilometres of extensive underground development by artisanal miners has been mapped and sampled, providing a strong understanding of key controls on the vein mineralization.  Drilling will focus on these known high-grade vein structures and extensions to the system in addition to testing for the bulk tonnage potential.

The Issuer will provide timely updates as and when assay results are received.

Regional Targets

Reconnaissance and prospecting has been ongoing since early July on multiple gold targets identified during Minera Afrodita’s 2008 work program.  A total of 155 square kilometres were geochemically and geophysically screened, resulting in the identification of several high-priority targets.  In particular, Lucero and Canelo are expected to provide targets for Phase II drilling and updates on these targets will be provided as results become available this year.

Surface samples from Lucero have been released previously (NR09-11) and additional results are expected in the coming weeks.  Surface samples from Canelo have also been submitted to the laboratory for analysis.  Exploration work to date has focused on some of the highest priority targets while Minera Afrodita was awaiting the final drill permit

Future Exploration

In addition to the success of the work to date, the Issuer believes that much of the future value in the project will be realised through systematic exploration of the 800-square kilometre district.  The Cordillera del Condor project provides a very strategic position in an unexplored portion of the prolific Condor Gold-Copper Belt.

Cautionary Statement

This material change report contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward looking information” within the meaning of the British Columbia Securities Act and the Alberta Securities Act. Generally, the words “expect”, “intend”, “estimate”, “will” and similar expressions identify forward-looking information. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward looking information. Statements in this press release regarding Issuer’s business or proposed business, which are not historical facts are forward-looking information that involve risks and uncertainties, such as estimates and statements that describe Issuer’s future plans, objectives or goals, including words to the effect that the Issuer or management expects a stated condition or result to occur. Since forward-looking statements address events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties. The foregoing commentary is based on the beliefs, expectations and opinions of management on the date the statements are made. The Issuer disclaims any intention or obligation to update or revise forward-looking information, whether as a result of new information, future events or otherwise.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Keith J. Henderson, President & CEO

Business Telephone No.:  (604) 638-5817

Item 9.	Date of Report

December 17, 2009